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                                                               Exhibit 8.1

                               November 21, 1997


Community First Bankshares, Inc.            CFB Capital II
520 Main Avenue                             c/o Community First Bankshares, Inc.
Fargo, North Dakota 58124-0001              520 Main Avenue
                                            Fargo, North Dakota 58124-0001

    RE: Opinion of Counsel Related to the Material Federal Income Tax Consequences of the Purchase and Ownership of Capital Securities Issued by CFB Capital II

Ladies and Gentlemen:

    We have acted as counsel to Community First Bankshares, Inc. ("CFB") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Form S-3 Registration Statement dated October 9, 1997, as amended (the "Registration Statement"). The Registration Statement relates to the offer for sale of 2,400,000 __% Cumulative Capital Securities (the "Capital Securities") of CFB Capital II, a statutory business trust formed by CFB under the laws of the State of Delaware, and the Junior Subordinated Debentures to be issued by CFB to CFB Capital II in connection with the sale of the Capital Securities.

    This opinion letter relates to the material federal income tax consequences of the purchase and ownership of the Capital Securities by investors. All capitalized terms used in this opinion letter and not otherwise defined herein are used as described in the Registration Statement.

    We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below. In our examination of such material, we have relied upon the current and continued accuracy of the factual matters we have considered, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. In addition, we also have assumed that the transactions related to the issuance of the Junior Subordinated Debentures and the Capital Securities will be consummated in accordance with the terms and forms of the documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of CFB, CFB Capital II and others.


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Community First Bankshares, Inc.
November 21, 1997
Page 2

     Based on the foregoing, and assuming that CFB Capital II was formed and will be maintained in compliance with the terms of the Trust Agreement it is our opinion that:

     (1) CFB Capital II will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes, and as a result, each beneficial owner of Capital Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures.

     (2) Stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with the Securityholder's regular method of tax accounting.

     (3) Gain or loss will be recognized by a Securityholder on a sale of Capital Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or original issue discount not previously included in income) and the Securityholder's adjusted tax basis in the Capital Securities sold or so redeemed. Gain or loss recognized by the Securityholder on a sale of Capital Securities generally will be taxable as capital gain or loss, provided the Capital Securities were held as capital assets.

     This opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

     Other than the specific tax opinions set forth in this letter, no other opinion has been rendered with respect to the tax treatment of the proposed issuance and sale of the Junior Subordinated Debentures or the Capital Securities, including, but not limited to, the tax treatment of the proposed transactions under other provisions of the Code and the regulations, the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transactions that are not specifically covered by the above opinions, or the tax treatment of the proposed transactions under state, local, foreign or any other tax laws.

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Community First Bankshares, Inc.
November 21, 1997
Page 3

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the use of our name in the Registration Statement under the captions "Certain Federal Income Tax Consequences." In giving such consent, we do not concede that this consent is required under Section 7 of the Securities Act of 1933.

                              Very truly yours,

                              LINDQUIST & VENNUM P.L.L.P.